EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 5, 2006

Contacts:	Paris G. Reece III	Robert N. Martin	Richard Matthews
	Chief Financial Officer	Investor Relations	Rubenstein Communications
	(303) 804-7706	(720) 977-3431	(212) 843-8267
	greece@mdch.com	bnmartin@mdch.com	rmatthews@rubenstein.com
M.D.C. HOLDINGS EXPECTS 2005 EARNINGS PER SHARE
TO EXCEED CONSENSUS ANALYST ESTIMATES;
REPORTS FOURTH QUARTER ENDING BACKLOG,
HOME CLOSINGS AND HOME ORDERS
•	Fourth quarter and full year earnings per share should exceed consensus analyst estimates

•	Backlog of 6,532 homes; estimated sales value of $2.44 billion, up 27% from a year ago

•	Closed 4,951 homes, 15% above last year

•	Quarterly orders for 2,405 homes, down 10% from 2004

•	Earnings to be released before market open on January 17, 2006
          DENVER, Thursday, January 5, 2006 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today reported that its earnings per share for the 2005 fourth quarter and full year should exceed the consensus analyst estimates of $3.95 and $10.67, respectively. The Company plans to release its 2005 fourth quarter and full year earnings before the market opens on Tuesday, January 17, 2006. Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s earnings.
Increased Home Closings and Backlog
          During the 2005 fourth quarter and full year, MDC closed 4,951 homes and 15,307 homes, respectively, representing increases of 15% and 10% from the 4,323 and 13,876 home closings, respectively, for the same periods in 2004. The Company ended the fourth quarter of 2005 with a backlog of 6,532 homes, compared with the backlog of 6,505 homes at December 31, 2004. The estimated sales value of backlog at the end of the 2005 fourth quarter was $2.44 billion, 27% higher than the $1.92 billion estimated sales value of backlog at December 31, 2004.
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M.D.C. HOLDINGS, INC.

Home Orders
          The Company received orders, net of cancellations, for 2,405 homes and 15,334 homes, respectively, during the 2005 fourth quarter and full year, compared with net orders for 2,662 homes and 14,248 homes during the same periods in 2004.
          As was the case in the 2005 second and third quarters, net home orders received in the fourth quarter were lower year-over-year in Arizona. This decline primarily resulted from a sharp reduction in the number of net home orders per active subdivision, from the unsustainably high levels experienced in this market during the last nine months of 2004 and the first quarter of 2005, to a level more consistent with those experienced in the fourth quarters of 2003, 2002 and 2001. Net home orders received per active subdivision in the 2004 fourth quarter were more than twice the levels recorded in any of these comparable periods.
          MDC also experienced lower net home orders in Virginia in the 2005 fourth quarter. In this market, the Company’s number of gross home orders (excluding cancellations) received per active subdivision in the 2005 fourth quarter was approximately the same as in the fourth quarter of 2004. However, higher home order cancellations and a temporary decline in the number of active subdivisions during the 2005 fourth quarter, compared with the same period in 2004, led to the reduced number of net home orders. In addition, similar to the previous three quarters of 2005, fourth quarter home orders declined in Colorado, primarily due to a more competitive environment for new homes in this market.
          Although the substantial rates of home price increases experienced in Arizona and Virginia over the past two years have moderated to more normalized levels, MDC believes that both markets provide favorable environments for continued strength in the demand for new homes. Therefore, the Company has allocated significant capital for growth in these markets in 2006.
          The order decreases noted above partially were offset by fourth quarter increases in home orders in Nevada and California of 173% and 20%, respectively, due to increases in the number of active subdivisions and continued strong demand for new homes in these two states. In addition, fourth quarter home orders increased 18% in Utah. This increase was achieved despite a temporary decrease in active subdivisions of approximately 25% that resulted from certain subdivisions selling out earlier than expected due to the strength of demand for new homes in this market.
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M.D.C. HOLDINGS, INC.

Earnings Conference Call to be held on January 17, 2006
          A synchronized slide show and audio presentation will be broadcast over the Internet on Tuesday, January 17, 2006, at 11:00 a.m. Eastern Standard Time in conjunction with MDC’s 2005 fourth quarter and full year earnings conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2005 Fourth Quarter Conference Call.” Minimum requirements to listen to the broadcast are as follows: Windows Media Player software, downloadable free from http://www.microsoft.com/windows/ windowsmedia/mp10/default.aspx, and at least a 28.8Kbps connection to the Internet. If problems are experienced while listening to the broadcast, an email should be sent to kristen.munoz@mdch.com.
          MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas, Jacksonville and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in West Florida, Philadelphia/Delaware Valley, Chicago, Dallas/Fort Worth and Houston. For more information about our Company, please visit www.richmondamerican.com.
Forward-Looking Statements
          Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.
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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data

	Three Months		Full Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Orders For Homes, net (units)
Arizona	587	962	3,627	4,066
California	323	270	2,060	2,034
Colorado	348	465	2,075	2,276
Florida	127	154	1,044	446
Illinois	35	12	148	20
Maryland	58	86	423	341
Nevada	505	185	3,293	2,596
Philadelphia/Delaware Valley	35	22	191	23
Texas	109	160	781	807
Utah	212	180	953	753
Virginia	66	166	739	886

Total	2,405	2,662	15,334	14,248

Order Cancellation Rate	33.8%	32.0%	23.7%	25.3%

Homes Closed (units)
Arizona	1,121	913	3,671	3,256
California	864	704	2,102	2,346
Colorado	575	715	2,190	2,318
Florida	251	201	1,083	452
Illinois	46	2	86	2
Maryland	137	134	397	385
Nevada	1,165	849	3,016	2,736
Philadelphia/Delaware Valley	15	—	33	—
Texas	183	254	799	694
Utah	264	199	904	615
Virginia	330	352	1,026	1,072

Total	4,951	4,323	15,307	13,876

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	December 31,	December 31,
	2005	2004
Backlog (units)
Arizona	2,099	2,143
California	765	807
Colorado	577	692
Florida	599	638
Illinois	80	18
Maryland	251	225
Nevada	1,023	746
Philadelphia/Delaware Valley.	181	23
Texas	238	256
Utah	338	289
Virginia	381	668

Total	6,532	6,505

Backlog Estimated Sales Value	$2,440,000	$1,920,000

Estimated Average Selling Price of Homes in Backlog	$373.5	$295.2

Active Subdivisions at Beginning of Month	289	236

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